EXHIBIT 3.1

                            STATEMENT OF DESIGNATION
                        OF RIGHTS AND PREFERENCES OF THE
                      SERIES D CONVERTIBLE PREFERRED STOCK
                                       OF
                             HENLEY HEALTHCARE, INC.


      Pursuant to the authority expressly granted and vested in the Board of Directors (the "BOARD OF DIRECTORS" or the "BOARD") of Henley Healthcare, Inc. (the "COMPANY") by Article 2.13 of the Texas Business Corporation Act (the "TBCA") and the provisions of the Company's Articles of Incorporation, as amended, the Board of Directors adopted the following resolution setting forth the designations, powers, preferences and rights of its Series D Convertible Preferred Stock (the "STATEMENT OF DESIGNATION") on May 12, 2000:

      RESOLVED: That the designations, powers, preferences and rights of the Series D Convertible Preferred Stock be, and they hereby are, as set forth below:


                          I.  DESIGNATION AND AMOUNT

      The designation of this series, which consists of 3,885 shares of Preferred Stock, par value $.10 per share, is the Series D Convertible Preferred Stock (the "SERIES D PREFERRED STOCK").

                           II.  CERTAIN DEFINITIONS

      For purposes of this Statement of Designation, the following terms shall have the following meanings:

      A. "BUY-IN ADJUSTMENT AMOUNT" means the amount equal to the excess, if any, of (i) the Converting Holder's total purchase price (including brokerage commissions, if any) for the Covering Shares over (ii) the net proceeds (after brokerage commissions, if any) received by the Converting Holder from the sale of the Sold Shares. By way of illustration and not in limitation of the foregoing, if the Converting Holder (as defined in Article IV Paragraph B(6)) purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In (as defined in Article IV Paragraph B(6)) with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which Company will be required to pay to the Converting Holder will be $1,000.

      B. "CLOSING BID PRICE" means the closing bid price of the Common Stock (in U.S. Dollars) on the Principal Trading Market as reported by the Reporting Service. If the Closing Bid Price cannot be calculated for such security on the relevant date on the foregoing basis, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Company and reasonably acceptable to Holders of a majority of the then outstanding shares of Series D Preferred Stock, with the costs of such appraisal to be

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borne by the Company. The manner of determining the Closing Bid Price of the
Common Stock set forth in the foregoing definition shall apply with respect to any other security in respect of which a determination as to closing bid price must be made hereunder.

      C. "COMMON STOCK" means the Company's common stock, par value $.01 per share.

      D. "CONVERSION PRICE" means, with respect to any date, the lower of the Fixed Conversion Price and the Variable Conversion Price, each in effect as of such date.

      E. "EFFECTIVE DATE" shall mean the date the relevant Registration Statement for the shares of Common Stock issuable on conversion of the Series D Preferred Stock is declared effective by the Securities and Exchange Commission.

      F. "FIRST CONVERSION DATE" means, with respect to any shares of Series D Preferred Stock, the earlier of (i) the date the relevant Registration Statement is declared effective, or (ii) 90 days after the Initial Closing Date.

      G. "FIXED CONVERSION PRICE" means 105% of the average Closing Bid Price of the Common Stock over the ten (10) trading days ending on the trading day immediately preceding the Initial Closing Date, which amount shall be subject to adjustment as provided herein.

      H. "HOLDER" means a person or entity holding shares of the Series D Preferred Stock.

      I. "INITIAL CLOSING DATE" shall mean May 23, 2000.

      J. "JUNIOR SECURITIES" means any class or series of capital stock of the Company hereafter created that, by its terms, ranks junior to the Series D Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

      K. "LIQUIDATION PREFERENCE" means, with respect to a share of Series D Preferred Stock, an amount equal to the Stated Value thereof, plus the accrued and unpaid dividends thereon through the date of final distribution.

      L. "MARKET PRICE," as of any date, means the average of the Closing Bid Price (in U.S. Dollars) for the lowest 3 trading days (which need not be consecutive) during the fifteen (15) consecutive trading days ending on the trading day immediately preceding the relevant date (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such 15 trading day period). If market value cannot be calculated as of such date on the foregoing basis, the Market Price shall be the fair market value as reasonably determined by an investment banking firm selected by the Company and reasonably acceptable to the Holder, with the costs of the appraisal to be borne by the Company. The manner of determining the Market Price of the Common Stock set forth in the foregoing definition shall apply with respect to any other security in respect of which a determination as to market value must be made hereunder.

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      M. "MATURITY DATE" means May 23, 2003.

      N. "PARI PASSU SECURITIES" means any class or series of capital stock of the Company hereafter created specifically ranking, by its terms, on parity with the Series D Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

      O. "PRINCIPAL TRADING MARKET" means The Nasdaq SmallCap Market, or if the Common Stock is no longer listed on that market, the principal securities exchange or trading market on which the Common Stock is listed or traded.

      P. "REGISTRATION RIGHTS AGREEMENT" means that certain Registration Rights Agreement dated the Initial Closing Date by and among the Company and the other signatories thereto entered into in connection with the Securities Purchase Agreement.

      Q. "REGISTRATION STATEMENT" means the Registration Statement(s) to be filed by the Company pursuant to the Registration Rights Agreement for the resale of, among other shares, the Common Stock issuable upon conversion of the Series D Preferred Stock and any amendments thereto.

      R. "REPORTING SERVICE" means Bloomberg LP or if that service is not then reporting the relevant information regarding the Common Stock, a comparable reporting service of national reputation selected by the Holders of the Series D Preferred Stock and reasonably acceptable to the Company.

      S. "SECURITIES" means the shares of Series D Preferred Stock or the Common Stock of the Company into which such shares are converted or convertible, as contemplated hereby.

      T. "SECURITIES PURCHASE AGREEMENT" means that certain Securities Purchase Agreement dated the Initial Closing Date, by and among the Company and the other signatories thereto.

      U. "SENIOR SECURITIES" shall mean the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and any other Preferred Stock created in the future that, by its terms, is Senior to the Series D Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

      V. "STATED VALUE" for the Series D Preferred Stock shall be $1,000.00 per share.

      W. "TRANSACTION AGREEMENTS" means the Securities Purchase Agreement, Registration Rights Agreement, Warrants and all ancillary documents entered into between the parties to those agreements.

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      X. "VARIABLE CONVERSION PRICE" means, as of any date of determination, the amount obtained by multiplying 0.8 by the Market Price on the Conversion Date.

      Y. "WARRANTS" means the 150,000 Warrants to Purchase Common Stock issued to certain of the initial Holders of the Series D Preferred Stock on the Initial Closing Date.

                                 III. DIVIDENDS

      A. GENERALLY. The Holders of the Series D Preferred Stock shall be entitled to receive a 6% cumulative dividend payable on the date of each conversion (the "DIVIDEND PAYMENT DATE"). The dividend shall be payable in cash or in Common Stock at the Company's option. Such dividends shall be payable in preference to dividends on any Common Stock or stock of any class ranking, as to dividend rights, junior to the Series D Preferred Stock, and shall be junior as to payment of dividends to the Senior Securities. Dividends shall be fully cumulative and shall accrue (whether or not declared and whether or not there shall be funds legally available for the payment of dividends), without interest, and shall be payable on the Dividend Payment Date unless such payment would be in violation of the TBCA. No interest shall accrue on any unpaid dividends on the Series D Preferred Stock.

      B. DIVIDENDS PAID IN COMMON STOCK. If paid in Common Stock, the number of shares of Common Stock to be received shall be determined by dividing the dollar amount of the dividend by the Conversion Price on the Dividend Payment Date. If the dividend is to be paid in Common Stock, said Common Stock shall be delivered to the Holder, or per Holder's instructions, at the same time as the Conversion Certificates pursuant to Paragraph B(1) of Article IV.

      C. DIVIDENDS PAID IN CASH. If the dividend is to be paid in cash, the Company shall make such payment within ten (10) business days of the Dividend Payment Date.

                                IV.  CONVERSION

      A. CONVERSION AT THE OPTION OF THE HOLDER. Subject to the limitations on conversions contained in Paragraph C of this Article IV, each Holder of shares of Series D Preferred Stock may, at any time and from time to time on or after the First Conversion Date, convert (an "OPTIONAL CONVERSION") each of its shares of Series D Preferred Stock into a number of fully paid and nonassessable shares of Common Stock determined in accordance with the following formula:

                    STATED VALUE OF SHARES TO BE CONVERTED
                               CONVERSION PRICE

      B. MECHANICS OF CONVERSION. Conversion shall be effectuated by faxing a Notice of Conversion in the form attached hereto as Exhibit A ("NOTICE OF CONVERSION") to the Company as provided in this Paragraph. The Notice of Conversion shall be executed by the Holder of one or more shares of Series D Preferred Stock and shall evidence such Holder's intention to convert all or a portion of such shares. The date of conversion (the "CONVERSION DATE") shall be deemed to be the date on which the Holder faxes or otherwise delivers a conversion notice to the Company so that it

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is received by the Company on or before such specified date, provided that, the
Holder shall deliver to the Company the certificate or certificates representing the shares being converted (the "CONVERSION CERTIFICATES") no later than 5 business days thereafter. Any Notice of Conversion received by the Company after 5:00 p.m. Sugar Land, Texas time shall be considered to have a Conversion Date of the next business day.

            1. DELIVERY OF COMMON STOCK UPON CONVERSION. Conversion Certificates will be delivered to the Converting Holder at the address specified in the Notice of Conversion (which may be the Converting Holder's address for notices as contemplated by the Securities Purchase Agreement or a different address), via express courier, by electronic transfer or otherwise, within 3 business days if the address for delivery is in the United States and within 5 business days if the address for delivery is outside the United States (such third business day or fifth business day, as the case may be, a "Delivery Date") after the later of (i) the date on which the Notice of Conversion is delivered to the Company as contemplated in this Paragraph or the Maturity Date, or (ii) the date on which the Conversion Certificates are delivered to the Company.

            2. TAXES. The Company shall pay any and all taxes which may be imposed upon the Company with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series D Preferred Stock other than transfer taxes due upon conversion, if such Holder has transferred to another party the Series D Preferred Stock or the right to receive Common Stock upon the Holder's conversion thereof or any or income taxes due on the part of the Holder. The Company shall have the right to withhold any taxes as required by the United States federal or state tax laws.

            3. NO FRACTIONAL SHARES. If any conversion of Series D Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock shall be rounded up or down to the nearest whole share, it being understood that .5 of one share shall be rounded up to the next highest share.

            4. CONVERSION DISPUTES. In the case of any dispute with respect to a conversion, the Company shall promptly issue such number of shares of Common Stock as are not disputed in accordance with Paragraph A of Article IV above. If such dispute involves the calculation of the Conversion Price, the Company shall first discuss such discrepancy with the Converting Holder. If the Company and the Converting Holder are unable to agree upon the Conversion Price calculation, the Company shall promptly submit the disputed calculations to the Company's outside auditors. The auditors, at the expense of the party in error, shall audit the calculations and notify the Company and the Holder of the results as soon as practicable following the date it receives the disputed calculations. The auditor's calculation shall be deemed conclusive, absent manifest error. The Company shall then issue the appropriate number of shares of Common Stock in accordance with Paragraph A of Article IV above.

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            5. DELAY IN DELIVERING CONVERSION CERTIFICATES. The Company
      understands that a delay in the delivery of the Conversion Certificates beyond the Delivery Date could result in economic loss to a Holder. As compensation to a Holder for such loss, the Company agrees to pay late payments to such Holder for late delivery of Conversion Certificates in accordance with the following schedule (where "No. Business Days Late" is defined as the number of business days beyond two (2) business days after the Delivery Date):

                                             Late Payment For Each $10,000 of Liquidation
             No. Business Days Late          Preference or Dividend Amount Being Converted
             -----------------------         ---------------------------------------------
                        1                                      $100
                        2                                      $200
                        3                                      $300
                        4                                      $400
                        5                                      $500
                        6                                      $600
                        7                                      $700
                        8                                      $800
                        9                                      $900
                       10                                    $1,000
                      >10                       $1,000 +$200 for each Business Day Late
                                                           beyond 10 days

      The Company shall pay any payments incurred under this Paragraph in immediately available funds upon demand. For purposes of this Paragraph B(5) of Article IV, in connection with a Mandatory Conversion or Automatic Conversion (as those terms are defined below), the term "Delivery Date" shall refer to the earlier of (i) the Delivery Date determined in relation to a Notice of Conversion actually submitted by the Holder to the Company or (ii) the third or fifth business date, as the case may be, after written notice from the Holder that the delivery of shares to the Holder in connection with a Mandatory Conversion or Automatic Conversion has not been accomplished. The Company shall pay any payments incurred under this Paragraph in immediately available funds upon demand. Nothing herein shall limit the Holder's right to pursue actual damages for the Company's failure to issue and deliver the Conversion Certificates to the Holder. Furthermore, in addition to any other remedies which may be available to a Holder, in the event that the Company fails for any reason to effect delivery of such Conversion Certificates within two (2) business days after the Delivery Date, the Converting Holder will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Company whereupon the Company and the Converting Holder shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion.

            6. ALTERNATIVE REMEDY FOR BUY-IN. If, by the relevant Delivery Date, the Company fails for any reason to deliver the Conversion Certificates and after such Delivery Date, the Holder of the Series D Preferred Stock being converted (a "CONVERTING HOLDER") purchases, in an arm's-length open market transaction or otherwise, shares of Common Stock

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      (the "COVERING SHARES") in order to make delivery in satisfaction of a sale of Common Stock by the Converting Holder (the "SOLD SHARES"), which delivery such Converting Holder anticipated to make using the shares to be issued upon such conversion (a "BUY-IN"), the Converting Holder shall have the right, to require the Company to pay to the Converting Holder, in lieu and instead of the amounts due under Paragraph B(5) of Article IV hereof (but in addition to all other amounts contemplated in other provisions of the Transaction Agreements, and not in lieu of any such other amounts), the Buy-In Adjustment Amount. The Company shall pay the Buy-In Adjustment Amount to the Company in immediately available funds immediately upon demand by the Converting Holder.

            7. DWAC CERTIFICATE DELIVERY. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of a Converting Holder and his/her compliance with the provisions contained in this paragraph, so long as the certificates therefor do not bear a legend and the Converting Holder thereof is not obligated to return such certificate for the placement of a legend thereon, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Converting Holder by crediting the account of Converting Holder's prime broker with DTC through its Deposit Withdrawal Agent Commission system.

            8. CONVERSION DEFAULT. If, at any time:

                  a. the Company challenges, disputes or denies the right of a
            Holder of Series D Preferred Stock to effect a conversion of the Series D Preferred Stock into Common Stock or otherwise dishonors or rejects any Notice of Conversion delivered in accordance with the terms of this Agreement or this Statement of Designations or any exercise of any Warrant in accordance with its terms ("WARRANT EXERCISE"), or

                  b. any third party who is not and has never been an affiliate of such Holder commences any lawsuit or proceeding or otherwise asserts any claim before any court or public or governmental authority, which lawsuit, proceeding or claim seeks to challenge, deny, enjoin, limit, modify, delay or dispute the right of such Holder to effect the conversion of the Series D Preferred Stock into Common Stock, and the Company refuses to honor any such Notice of Conversion or Warrant Exercise, then such Holder shall have the right, by written notice to the Company, to require the Company to redeem each share of Series D Preferred Stock for which a Notice of Conversion has been refused pursuant to Paragraphs B(8)(a) or (b) above for cash, at an amount per share equal to the Redemption Amount (as defined in Article VI Paragraph B), pursuant to the provisions of Article VI hereof, subject to the Company's right to cure in Paragraph D of Article VI hereof.


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            9. CONVERSION IN BANKRUPTCY. The Holder of any Series D Preferred
      Stock shall be entitled to exercise its conversion privilege with respect to the Series D Preferred Stock notwithstanding the commencement of any case under 11 U.S.C.ss.101 ET SEQ. (the "BANKRUPTCY CODE"). In the event the Company is a debtor under the Bankruptcy Code, the Company hereby waives, to the fullest extent permitted, any rights to relief it may have under 11 U.S.C.ss.362 in respect of such Holder's conversion privilege. The Company hereby waives, to the fullest extent permitted, any rights to relief it may have under 11 U.S.C.ss.362 in respect of the conversion of the Series D Preferred Stock. The Company agrees, without cost or expense to such Holder, to take or to consent to any and all action necessary to effectuate relief under 11 U.S.C.ss.362.

      C. AUTOMATIC CONVERSION UPON MATURITY. Any shares of Series D Preferred Stock not previously converted or redeemed as of the Maturity Date, shall be deemed to be automatically converted (an "AUTOMATIC CONVERSION"), without further action of any kind (including, but not necessarily limited to, the giving of a Notice of Conversion) by the Holder, as of the Maturity Date at the Conversion Price applicable on the Maturity Date.

      D. MANDATORY CONVERSION. The Company, at its option, may force the conversion of all of the then outstanding shares of Series D Preferred Stock with 5 days notice of such intent to convert sent to each of the Holders of the Series D Preferred Stock (a "MANDATORY CONVERSION") if, and only if, all of the following requirements are met:

            1. REGISTRATION STATEMENT AVAILABLE. The Registration Statement must have been effective and available for the resale of all of the shares of Common Stock issuable upon the proposed Mandatory Conversion at all times during the 30-day period prior to the date of the notice.

            2. BREACH OF REPRESENTATIONS AND WARRANTIES. The Company shall not have materially breached any of its agreements or representations contained in the Transaction Agreements.

            3. REQUIRED COMMON STOCK MARKET PRICE. The Market Price of the Common Stock shall be above 300% of the Fixed Conversion Price.

      E. LIMITATIONS ON CONVERSIONS. The conversion of shares of Series D Preferred Stock shall be subject to the following limitations (each of which limitations shall be applied independently):

            1. CAP REGULATIONS. If the Company is limited in the number of shares of Common Stock it may issue by virtue of (i) the number of authorized shares or (ii) the applicable rules and regulations of its Principal Trading Market, including, but not necessarily limited to, Nasdaq Rule 4310(c)(25)(H)(i) or Rule 4460(i)(1), as may be applicable (collectively, the "CAP REGULATIONS"). Without limiting the other provisions thereof, (i) the Company will take all steps reasonably necessary to be in a position to issue shares of Common Stock on conversion of the Series D Preferred Stock without violating the Cap

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
      Regulations. If at any time after the Company's 2000 Annual Meeting, the then issuable number of shares of Common Stock upon conversion of all of the then outstanding Series D Preferred Stock pursuant to the Cap Regulations (the "CAP AMOUNT") is less than the number of shares of Common Stock which would then be otherwise issuable upon conversion of all of the then outstanding shares of Series D Preferred Stock without regard to such Cap Regulations (a "TRADING MARKET TRIGGER EVENT"), the Company shall immediately notify the Holders of Series D Preferred Stock of such occurrence and shall take immediate action (including, if necessary, seeking the approval of its shareholders to authorize the listing or issuance of the full number of shares of Common Stock which would be issuable upon the conversion of the then outstanding shares of Series D Preferred Stock but for the Cap Amount) to eliminate any prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or any of its securities on the Company's ability to list or issue shares of Common Stock in excess of the Cap Amount ("TRADING MARKET PROHIBITIONS"). In this event, the Holder of a share of Series D Preferred Stock which can not be converted as result of the Cap Regulations after all such Series D Preferred Stock which can be converted under the Cap Amount have been converted (each such share, an "UNCONVERTED SHARE") shall have the option, exercisable in such Holder's sole and absolute discretion, to elect either of the following remedies:

                  a. If permitted by the Cap Regulations, require the Company to issue shares of Common Stock in accordance with such holder's Notice of Conversion at a conversion purchase price equal to the average of the closing price per share of Common Stock for any three (3) trading days (which need not be consecutive, but subject to certain equitable adjustments for certain events occurring during such period) during the 60 trading days ending on the trading day immediately preceding the date of Notice of Conversion; or

                  b. Require the Company to redeem each Unconverted Share for cash, at an amount per share equal to the Redemption Amount (as defined in Article VI Paragraph B), pursuant to the provisions of
            Article VI hereof subject to the Company's right to cure in Paragraph D of Article VI hereof.

      A Holder of more than one Unconverted Share may elect one of the above remedies with respect to some of such Unconverted Shares and the other remedy with respect to other Unconverted Shares. Anything herein to the contrary notwithstanding, the remedy contained in clauses (a) and (b) of this Paragraph E(1) of this Article IV shall not be available to the Holder of such shares until after the earlier of (i) the Company's Annual Meeting of Shareholders during calendar year 2000 or (ii) the expiration of 60 days from the date a Holder has exercised a right pursuant to which the last share of Common Stock issuable under the Cap Regulations is to be issued. If prior to such date, the Cap Regulations no longer apply to limit the Company's issuance of shares of Common Stock in connection with the Series D Preferred Stock or the transactions contemplated by the Transaction Agreements, the remedies contained clauses (x) and (y) of this Paragraph E(1) of this Article IV shall not be exercisable by a Holder.

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            2. NO TEN PERCENT HOLDERS. Notwithstanding any other provision hereof, or any of the Transaction Agreements, in no event (except (i) with respect to an Automatic Conversion, if any, of the shares of Series D Preferred Stock as described in Article IV Paragraph C hereof, (ii) as specifically provided in this Statement of Designations as an exception to this provision, or (iii) while there is outstanding a tender offer for any or all of the shares of the Company's Common Stock) shall the Holder be entitled to convert any share of this Series D Preferred Stock, or shall the Company have the obligation to convert such share (and the Company shall not have the right to pay dividends on shares of Series D Preferred Stock in shares of Common Stock or require a Mandatory Conversion), to the extent that, after such conversion or issuance of stock in payment of dividends, the sum of (a) the number of shares of Common Stock beneficially owned by the Holder and its affiliates, and (b) the number of shares of Common Stock issuable upon the conversion of the shares of Series D Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock (after taking into account the shares to be issued to the Holder upon such conversion). For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 ACT"). If the Holder transfers or assigns any shares of the Series D Preferred Stock to a party who or which would not be considered such an affiliate, such assignment shall be made subject to the transferee's or assignee's specific agreement to be bound by the provisions of this Paragraph D(2) of Article IV as if such transferee or assignee were the original Holder hereof. Nothing herein shall preclude the Holder from disposing of a sufficient number of other shares of Common Stock beneficially owned by the Holder so as to thereafter permit the continued conversion of the shares of Series D Preferred Stock.

                   V.  RESERVATION OF SHARES OF COMMON STOCK

      A. RESERVED AMOUNT. Upon the initial issuance of the shares of Series D Preferred Stock, the Company shall reserve out of the authorized but unissued shares of Common Stock for issuance upon conversion of the Series D Preferred Stock such number of shares equal to 150% of the number of shares which would be issuable if all of the authorized shares of Series D Preferred Stock were converted in their entirety on the Initial Closing Date based on the Conversion Price in effect on that date and thereafter the number of authorized but unissued shares of Common Stock so reserved (the "RESERVED AMOUNT") shall not be decreased, but may be increased pursuant to Paragraph B of this Article V, and shall at all times be sufficient to provide for the conversion of the Series D Preferred Stock outstanding at the then current Conversion Price thereof. The Reserved Amount shall be allocated to the holders of Series D Preferred Stock as provided in Article X Paragraph E.

      B. INCREASES TO RESERVED AMOUNT. If the Reserved Amount for any 10 consecutive trading days (the last of such 10 trading days being the "AUTHORIZATION TRIGGER DATE") shall be less than 110% of the number of shares of Common Stock issuable upon conversion of the then outstanding shares of Series D Preferred Stock, the Company shall immediately notify the holders of Series D Preferred Stock of such occurrence and shall take immediate action (including, if necessary,

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
seeking shareholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 150% of the number of shares of Common Stock then issuable upon conversion of the outstanding Series D Preferred Stock. In the event the Company fails to so increase the Reserved Amount within 90 days after an Authorization Trigger Date (such event being the "RESERVED AMOUNT TRIGGER EVENT"), each Holder of Series D Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a Redemption Notice (as defined in Article VI Paragraph C) to the Company, to require the Company to purchase for cash, at an amount per share equal to the Redemption Amount (as defined in Article VI Paragraph B), a portion of the holder's Series D Preferred Stock such that, after giving effect to such purchase, the holder's allocated portion of the Reserved Amount exceeds 110% of the total number of shares of Common Stock issuable to such Holder upon conversion of its Series D Preferred Stock. If the Company fails to redeem any of such shares within 5 business days after its receipt of such Redemption Notice, then such Holder shall be entitled to the remedies provided in Article VI Paragraph C.

      C. LIMITATIONS ON REDEMPTION RIGHT. Notwithstanding the provisions of Paragraph B of this Article V, the holders of Series D Preferred Stock shall have no right to require the Company to effect a redemption of their outstanding shares of Series D Preferred Stock as provided in Paragraph B of this Article V so long as (i) the Company has not, at any time, decreased the Reserved Amount below that number of shares of Common Stock computed as set forth in Paragraphs A and B of this Article V ; (ii) the Company shall have taken immediate action following the applicable Authorization Trigger Date (including, if necessary, seeking stockholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 150% of the number of shares of Common Stock then issuable upon conversion of the outstanding Series D Preferred Stock; and (iii) the Company continues to use its commercially reasonable good faith best efforts (including the resolicitation of stockholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to 150% of the number of shares of Common Stock then issuable upon conversion of the outstanding Series D Preferred Stock. The Company will be deemed to be using "its commercially reasonable good faith best efforts" to increase the Reserved Amount so long as it solicits stockholder approval to authorize the issuance of additional shares of Common Stock not less than 3 times during each twelve month period following the applicable Authorization Trigger Date during which any shares of Series D Preferred Stock remain outstanding; provided that no such limitation on the redemption rights set out in Paragraph B of this Article V, shall be effective if the Company fails to obtain stockholder approval after 3 attempts.

                                VI.  REDEMPTION

      A. REDEMPTION BY HOLDER. In the event that any of the following occur (individually, a "REDEMPTION EVENT"):

            1. CAP REGULATIONS. The Company's inability to issue sufficient shares of Common Stock upon conversion of Unconverted Shares in accordance with Paragraph E(1) of Article IV hereof.

            2. CONVERSION DEFAULT. The Company's inability or refusal to delivery Conversion Certificates under Paragraph B(8) of Article IV hereof.

then, upon the occurrence of any such Redemption Event, each Holder of shares of Series D Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a notice requesting the redemption all or part of such holders shares of Series D Preferred Stock (a "REDEMPTION NOTICE") to the Company while such Redemption Event continues, to require the Company to purchase for cash any or all of the then outstanding shares of Series D Preferred Stock held by such Holder for an amount per share equal to the Redemption Amount (as defined in Paragraph B below) in effect at the time of the redemption hereunder. Upon the Company's receipt of any Redemption Notice hereunder, the Company shall immediately (and in any event within 5 business days following such receipt) deliver a written notice (a "REDEMPTION ANNOUNCEMENT") to all holders of Series D Preferred Stock stating the date upon which the Company received such Redemption Notice and the amount of Series D Preferred Stock covered thereby. Following the date of the Redemption Announcement, the Company shall have the right to cure as set out in Paragraph D of Article VI hereof. If the Company is successful in eliminating the Redemption Event pursuant to Paragraph D of Article VI, the Company will inform all holders of the Series D Preferred Stock of the cure and the cancellation of the redemption.

      B. DEFINITION OF REDEMPTION AMOUNT. The "REDEMPTION AMOUNT" with respect to a share of Series D Preferred Stock means an amount equal to 130% of the Liquidation Preference on the date of the Redemption Notice.

      C. REDEMPTION DEFAULTS. If the Company fails to pay any Holder the Redemption Amount with respect to any share of Series D Preferred Stock within 60 days after the latter of (i) its receipt of Redemption Notice, and (ii) the date of its Redemption Announcement, then the Holder of Series D Preferred Stock delivering such Redemption Notice shall be entitled to interest on the Redemption Amount at a per annum rate equal to the lower of 15% and the highest interest rate permitted by applicable law from the date on which the Company receives the Redemption Notice until the date of payment of the Redemption Amount hereunder. In the event the Company is not able to redeem all of the shares of Series D Preferred Stock subject to Redemption Notices delivered prior to the date upon which such redemption is to be effected, the Company shall redeem shares of Series D Preferred Stock from each Holder pro rata, based on the total number of shares of Series D Preferred Stock outstanding at the time of redemption included by such Holder in all Redemption Notices delivered prior to the date upon which such redemption is to be effected relative to the total number of shares of Series D Preferred Stock outstanding at the time of redemption included in all of the Redemption Notices delivered prior to the date upon which such redemption is to be effected.

      D. ABILITY TO CURE. In the event of a Redemption Event (as defined below) pursuant to this Article VI, the Company shall have 60 days after the latter of
(i) its receipt of a Redemption Notice, and (ii) the date of its Redemption Announcement within which to cure the cause of the Redemption Event. In the event the Company is successful in curing the Redemption Event, the Redemption Notice shall be null and void. If the Company is not successful in curing the cause of the Redemption Event, the Company shall pay the Redemption Amount (as defined in Article VI hereof) to each of the holders who delivered a Redemption Notice pursuant to Article VI hereof.

                         VII.  LIQUIDATION PREFERENCE

      A. LIQUIDATION EVENT. If the Company shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Company shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 60 consecutive days and, on account of any such event, the Company shall liquidate, dissolve or wind up, or if the Company shall otherwise liquidate, dissolve or wind up, including, but not limited to, the sale or transfer of all or substantially all of the Company's assets in one transaction or in a series of related transactions (a "LIQUIDATION EVENT"), no distribution shall be made to the holders of any shares of capital stock of the Company (other than Senior Securities and Pari Passu Securities) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series D Preferred Stock shall have received the Liquidation Preference with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series D Preferred Stock and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Company legally available for distribution to the Series D Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

      B. EXCLUSIONS. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other entity nor the sale or transfer by the Company of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

                  VIII.  ADJUSTMENTS TO THE CONVERSION PRICE

      A. SALE. The Conversion Price shall be subject to adjustment from time to time as follows: If, for as long as any shares of Series D Preferred Stock remain outstanding, the Company enters into a merger (other than where the Company is the surviving entity) or consolidation with another corporation or other entity or a sale or transfer of all or substantially all of the assets of the Company to another person (collectively, a "SALE"), the Company will require, in the agreements reflecting such transaction, that the surviving entity expressly assume the obligations of the Company hereunder. Notwithstanding the foregoing, if the Company enters into a Sale and the holders of the

Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such Sale, the Company and any such successor, purchaser or transferee will agree that the Series D Preferred Stock may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a Holder of the number of shares of Common Stock into which then outstanding shares of Series D Preferred Stock might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable. In the event of any such proposed Sale, the Holder hereof shall have the right to convert by delivering a Notice of Conversion to the Company within 15 days of receipt of notice of such Sale from the Company.

      B. SPIN OFF. The Company agrees that for as long as shares of Series D Preferred Stock remain outstanding, the Company will not, without the consent of the Holder, spin off or otherwise divest itself of a part of its business or operations or dispose all or of a part of its assets in a transaction (the "SPIN OFF") in which the Company does not receive just compensation for such business, operations or assets, but causes securities of another entity (the "SPIN OFF SECURITIES") to be issued to security holders of the Company. If, for any reason, prior to the Conversion Date or the date of payment of the Redemption Amount hereunder, the Company, with the consent of the Holder, consummates a Spin Off, then the Company shall cause (i) to be reserved Spin Off Securities equal to the number thereof which would have been issued to the Holder had all of the holder's shares of Series D Preferred Stock outstanding on the record date (the "RECORD DATE") for determining the amount and number of Spin Off Securities to be issued to security holders of the Company (the "OUTSTANDING SERIES D PREFERRED STOCK") been converted as of the close of business on the trading day immediately before the Record Date (the "RESERVED SPIN OFF SHARES"), and (ii) to be issued to the Holder on the conversion of all or any of the Outstanding Series D Stock, such amount of the Reserved Spin Off Shares equal to
(x) the Reserved Spin Off Shares multiplied by (y) a fraction, of which (a) the numerator is the principal amount of the Outstanding Series D Preferred Stock then being converted, and (b) the denominator is the principal amount of the Outstanding Series D Preferred Stock.

      C. STOCK SPLITS, ETC. If, at any time while any shares of Series D Preferred Stock remain outstanding, the Company effectuates a stock split or reverse stock split of its Common Stock or issues a dividend on its Common Stock consisting of shares of Common Stock, the Fixed Conversion Price shall be equitably adjusted to reflect such action. By way of illustration, and not in limitation, of the foregoing (i) if the Company effectuates a 2:1 split of its Common Stock, thereafter, with respect to any conversion for which the Company issues the shares after the record date of such split, the Fixed Conversion Price shall be deemed to be one-half of what it had been calculated to be immediately prior to such split; (ii) if the Company effectuates a 1:10 reverse split of its Common Stock, thereafter, with respect to any conversion for which the Company issues the shares after the record date of such reverse split, the Fixed Conversion Price shall be deemed to be ten times what it had been calculated to be immediately prior to such split; and (iii) if the Company declares a stock dividend of one share of Common Stock for every 10 shares outstanding, thereafter, with respect to any conversion for which the Company issues the shares after the record date of such dividend, the Fixed Conversion Price shall be deemed to be the amount of such Fixed Conversion Price calculated immediately prior to such record date multiplied by a fraction, of which the numerator is the number of shares (10 in the example) for which a dividend share will be issued and the denominator is such number of shares plus the dividend share(s) issuable or issued thereon (11 in the example).

      D. NOTICE OF ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Fixed Conversion Price pursuant to this Article VIII, the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder of Series D Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder of Series D Preferred Stock, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Fixed Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series D Preferred Stock.

                              IX.  VOTING RIGHTS

      A. GENERALLY. The holders of the Series D Preferred Stock have no voting power whatsoever, except as otherwise provided by the TBCA.

      B. CLASS VOTING. To the extent that under the TBCA the vote of the holders of the Series D Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of the Series D Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock (except as otherwise may be required under the TBCA, a "Required Interest") shall constitute the approval of such action by the class. To the extent that under the TBCA holders of the Series D Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series D Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible (subject to the limitations contained in Article IV Paragraph E) using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated.

                               X.  MISCELLANEOUS

      A. RANK. The Series D Preferred Stock shall rank (i) prior to the Company's Common Stock; (ii) prior to any Junior Securities; (iii) junior to any Senior Securities; and (iv) PARI PASSU with any Pari Passu Securities; PROVIDED, HOWEVER, that no additional Senior or Pari Passu Securities shall be created without the written consent of a Required Interest.

      B. CANCELLATION OF SERIES D PREFERRED STOCK. If any shares of Series D Preferred Stock are converted pursuant to Article IV, the shares so converted shall be canceled, shall return to the status of authorized, but unissued preferred stock of no designated series, and shall not be issuable by the Company as Series D Preferred Stock.

      C. LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Series D Preferred Stock certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Company, or (z) in the case of mutilation, upon surrender and cancellation of the Series D Preferred Stock certificate(s), the Company shall execute and deliver new Series D Preferred Stock certificate(s) of like tenor and date. However, the Company shall not be obligated to reissue such lost or stolen Series D Preferred Stock certificate(s) if the Holder contemporaneously requests the Company to convert such Series D Preferred Stock.

      D. ALLOCATION OF CAP AMOUNT AND RESERVED AMOUNT. The initial Cap Amount and Reserved Amount shall be allocated pro rata among the holders of Series D Preferred Stock based on the number of shares of Series D Preferred Stock issued to each Holder. Each increase to the Cap Amount and the Reserved Amount shall be allocated pro rata among the holders of Series D Preferred Stock based on the number of shares of Series D Preferred Stock held by each Holder at the time of the increase in the Cap Amount or Reserved Amount. In the event a Holder shall sell or otherwise transfer any of such holder's shares of Series D Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Cap Amount and Reserved Amount. Any portion of the Cap Amount or Reserved Amount which remains allocated to any person or entity which does not hold any Series D Preferred Stock shall be allocated to the remaining holders of shares of Series D Preferred Stock, pro rata based on the number of shares of Series D Preferred Stock then held by such holders.

      E. PAYMENT OF CASH; DEFAULTS. Whenever the Company is required to make any cash payment to a Holder under this Statement of Designation (upon redemption or otherwise), such cash payment shall be made to the Holder within 5 business days after delivery by such Holder of a notice specifying that the Holder elects to receive such payment in cash and the method (E.G., by check, wire transfer) in which such payment should be made. If such payment is not delivered within such 5 business day period, such Holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of 15% and the highest interest rate permitted by applicable law until such amount is paid in full to the Holder.

      F. STATUS AS STOCKHOLDER. Upon submission of a Notice of Conversion by a Holder of Series D Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their listing or issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount) shall be deemed converted into shares of Common Stock and (ii) the holder's rights as a Holder of such converted shares of Series D Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Company to comply with the terms of this Statement of Designation.

      G. TRANSFER RESTRICTIONS. The Holder acknowledges that (i) the Preferred Stock have not been and are not being registered under the provisions of the 1933 Act and, except as provided in the Registration Rights Agreement, the Securities have not been and are not being registered under the 1933 Act, and may not be transferred unless (a) subsequently registered thereunder or (b) the Holder shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that the Series D Preferred Stock to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; (ii) any sale of the Securities made in reliance on Rule 144 promulgated under the 1933 Act may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of such Securities under circumstances in which the seller, or the person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the 1933 Act, may require compliance with some other exemption under the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder; and (iii) neither the Company nor any other person is under any obligation to register the Securities (other than pursuant to the Registration Rights Agreement) under the 1933 Act or to comply with the terms and conditions of any exemption thereunder.

      H. RESTRICTIVE LEGEND. The Holder acknowledges and agrees that the Preferred Stock and the Warrants, and, until such time as the Common Stock has been registered under the 1933 Act as contemplated by the Registration Rights Agreement and sold in accordance with an effective Registration Statement, certificates and other instruments representing any of the Securities shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of any such Securities):

      THESE SECURITIES (THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

      I. NO MANIPULATION. So long as the Company is in compliance in all material respects with its obligations to the Holder under this Statement and the Transaction Agreements and so long as the Holder owns any of the Preferred Stock, neither the Holder nor any person on behalf of the Holder shall engage in any open market Short Sales of the Common Stock where the sale price of the Common Stock for any such Short Sale is below $2.50 per share (adjusted for any stock splits or stock dividends effected after the date of the initial filing of this Statement of Designation) during any period in the which the Conversion Price is being computed for purposes of any conversion of Preferred Stock under this Statement of Designations, other than upon the exercise of any rights to cause the Company to issue shares of Common Stock to the Holder; provided, however, that unless and until the Company has affirmatively demonstrated by the use of specific evidence that the Holder is engaging in such open market Short Sales, the Holder shall be assumed to be in compliance with the provisions of this Article X(I) and the Company shall remain obligated to fulfill all of its obligations under the Transaction Agreements; and provided, further, that the Company shall under no circumstances be entitled to request or demand that the Holder affirmatively demonstrate that it has not engaged in any such Short Sales as a condition to the Company's fulfillment of its obligations under any of the Transaction Agreements and shall not assert the Holder's failure to demonstrate such absence of such Short Sales as a defense to any breach of the Company's obligations under any of the Transaction Agreements. As used herein, "Short Sales" has the meaning provided in Rule 3b-3 under the 1934 Act. Nothing in this
Article X(I) shall prohibit or limit a sale, including a Short Sale, by the Holder effected on or after the date on which a Holder of Securities gives appropriate notice to the Company entitling the Holder to receive a number of shares of Common Stock equal to or greater than the number of shares so sold.

                                          Henley Healthcare, Inc.


                                          By:   /S/ MICHAEL M. BARBOUR
                                             -----------------------------------
                                                Michael M. Barbour,
                                                President and Chief Executive
                                                Officer

                            HENLEY HEALTHCARE, INC.                    EXHIBIT A

                             NOTICE OF CONVERSION

                   (To be Executed by the Registered Holder
               in order to Convert the Series D Preferred Stock)


TO:         HENLEY HEALTHCARE, INC.                   VIA TELECOPIER TO:
            120 Industrial Boulevard                    (281) 276-7047
            Sugar Land, TX 77478
            Attn: Chief Financial Officer


FROM:_________________________________________________________________("Holder")

DATE:____________________________________________________(the "Conversion Date")

RE: Conversion of _________________ shares (the "Converted Shares") of the Series D Convertible Preferred Stock ("Series D Stock") of HENLEY HEALTHCARE, INC. (the "Company") into ________________________ shares (the "Conversion Shares") of Common Stock (defined below)

CONVERSION DATE:

      The captioned Holder hereby gives notice to the Company, pursuant to the Statement of Designations of Series D Convertible Preferred Stock, as amended, of HENLEY HEALTHCARE, INC. (the "Statement of Designations"), that the Holder elects to convert the Converted Shares into fully paid and non-assessable shares of Common Stock, $.01 par value (the "Common Stock"), of the Company as of the Conversion Date specified above. Said conversion shall be based on the following Conversion Price (THE LOWER OF THE TWO ALTERNATIVES IS CHECKED):

      |_| $ _____________, representing the Fixed Conversion Price (as defined in the Statement of Designations)

      |_| $______________, representing the Market Conversion Price (as defined in the Statement of Designations)

A schedule of the closing bid prices of the Common Stock for the fifteen trading days prior to the Conversion Date, as reported by Principal Trading Market (as defined in the Statement of Designation), is attached for your reference in determining the Conversion Price.

Based on this Conversion Price, the number of Conversion Shares indicated above should be issued in the following name(s):

            Name and Record Address                   Conversion Shares
            _______________________________________   _________________
            _______________________________________   _________________
            _______________________________________   _________________

      As contemplated by the Statement of Designations and the Securities Purchase Agreement, dated May 19, 2000 (the "Securities Purchase Agreement"), to which the Company and the Holder are parties, this Notice of Conversion is being sent by facsimile to the telecopier number and officer indicated above, with a copy to the Company's counsel.

      The Holder has previously surrendered or will surrender (or cause to be surrendered) the certificate(s) for the Converted Shares, duly endorsed, to the Company at the address indicated above by express courier within 5 business days after delivery or facsimile transmission of this Notice of Conversion.

      The certificates representing the Conversion Shares (together with certificate(s) representing the shares of Series D Preferred Stock not converted hereby) should be transmitted by the Company to the Holder via express courier or by electronic transfer within the time contemplated by the Statement of Designations after receipt of this Notice of Conversion (by facsimile transmission or otherwise) and the certificate(s) representing the Converted Shares to:

              _______________________________________________________

              _______________________________________________________

              _______________________________________________________


      As contemplated by Section Article III of the Statement of Designations, the Company should also pay all unpaid dividends on the Converted Shares by check payable to the Holder (unless such dividends are being paid in Common Stock as contemplated by said section, in which event such shares should be issued in the name of the Holder) delivered in the same manner as, and together with, the Conversion Shares.

                                    ___________________________________________
                                          (Print name of Holder)

                                    By:________________________________________
                                          (Signature of Authorized Person)

                                    ___________________________________________
                                          (Printed Name and Title)

                                     -2-